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                                                                EXHIBIT 10(l)

                       [NEOGEN CORPORATION LETTERHEAD]



September 4, 1991


Mr. Kirk Miller
Kahn, Soares and Conway
1001 Pennsylvania Avenue, NW
Suite 1350
Washington, DC  20004

Dear Kirk:

This letter is in follow-up of our telephone conversation last week and your proposal of August 16. Neogen Corporation would like to employ the services of your firm to represent us in specific government relations activities under the following agreement.

   1. Neogen will pay to your firm an amount of $1,750 per month in return for 10 hours of consulting time from yourself or one of the other two principals of your firm.

   2. At times, Neogen may request services beyond the minimum monthly guarantee set forth above. In such cases, you and I should have an agreement in advance on the approximate additional hours required or some other negotiated flat fee.

   3. Neogen's specific areas of interest and activity with your firm should be considered confidential, and you will not disclose those to other parties unless we agree in advance.

   4. Because of the undoubted broad base of your consulting practice, it is possible that you may simultaneously be consulting for other companies that are Neogen competitors. Though totally within your rights, please advise Neogen of any competitive firms you may now be consulting with or advise us in the future if you begin consulting agreements with such firms.

   5. Though we believe we are beginning a long-time and fruitful relationship, you have agreed that if either party is not satisfied with the relationship, this agreement can be canceled at the end of any month.

If you believe this letter fairly summarizes our verbal agreement, please sign one copy for our records, retaining the other. We are assuming this agreement will begin with the month of September if such starting time is agreeable with you. To


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Mr. Kirk Miller
September 4, 1991
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prevent an confusion in communication, all communication from Neogen's standpoint will be directed through my office. Please pass along my regards to both Paul and Jack.

With best personal regards.

Cordially,

James L. Herbert
James L. Herbert
President

JLH:dak

ACCEPTS:




W. Kirk Miller
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Kirk Miller


September 9, 1991
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DATE